                                 EXHIBIT 10.11

USBA Holdings, LTD.
Two Concourse Parkway, Suite 650
Atlanta, Georgia  30328
(770) 804-5675


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January 26,1996

Mr. James K. Mitchell
Chairman & CEO
James Mitchell & Co.
#100, 9710 Scranton Road
San Diego, CA 92121

Dear Jim:

I am extremely pleased that we have reached agreement on our joint effort together. The end result for JMCG should prove to be one which positions you as a leader in providing investment products and services to a significantly broader range of financial institutions and other clients than you enjoy today. In this communication, I will summarize for you our directive in assisting you strategically, and ultimately tactically, in accomplishing that objective, using the unique resources of USBA.

Initially we will undertake research by USBA to gather and organize tactical information on the operation of your business, including past performance, current resources, problems, opportunities and management directives. With this comprehensive understanding of your business and your product line, we will collectively determine, utilizing our financial modeling and screening capability, the appropriate criteria which we will incorporate into an automated analysis of the marketplace on a prioritized and highly qualified basis.

Based upon the information collected, analyzed and discussed in the initial phase, we will work with appropriate JMCG key management and consulting resources to more appropriately define the current situation facing the company, develop objectives, prepare action plans, assign responsibilities and establish benchmarks and deadlines. As we move into this phase of our process, we will refine further the previous screens done on an industry basis in an effort to customize more definitive priorities as they relate to the various captive distribution systems that USBA has to offer, including but not limited to our own direct clients and the indirect clients through various arrangements that we both now enjoy and intend to expand. In this process the highest priorities will be overlaid against a ranked order of client relationships, in order to better qualify our best opportunities, which should result in a shorter sales cycle and an increased success ratio as it relates to closure of sales. This process should be completed in 90 days on our part and would be designed to be implemented by you over a five-year period.

In addition, I believe it will be important to survey our direct and indirect clients in an effort to evaluate the JMCG product and service line as it exists today, and to determine improvements that might need to be strategically determined going forward which will ensure that the ultimate product provides the very best solution to the marketplace. The extent to which alterations are made here will be weighed, giving consideration to the costs and subsequent benefits in appropriate time frame, in order to make the appropriate risk/reward decisions. This part of the process should be ongoing, as the company needs to constantly assess its position in the marketplace, and direct the considerable resources of JMCG and USBA into a consistent collective assessment of the opportunity available to be a dominant participant in the chosen niche.

Mr. James K. Mitchell
January 26,1996
Page 2

JMCG will therefore end up with a much more focused plan to address the significant opportunity that exists in the marketplace today. In addition, by virtue of its commitment to USBA as a strategic partner in this effort, JMCG will gain more effective distribution, which is so critical in today's financial service arena, and on a much more economically efficient basis. This plan will become the road map for the company to follow, and will enable JMCG to be more adept at responding to unanticipated developments that influence performance.

Jim, we are delighted that you have chosen USBA as your resource in this undertaking. We are in agreement with you that a fee of $1,250,000 is acceptable and payable upon receipt of this agreement. If this accurately reflects our agreement, please sign below to indicate your acceptance.

Jim, I am excited that all of our diligent work together has led us to this agreement. On behalf of USBA, we look forward to a mutually rewarding association. Thank you for your confidence in me and in USBA.

Best personal regards.

Sincerely,

/s/ Ron Wallace

Ronald D. Wallace
President

/smt

cc: Si Baitler

ACCEPTED AND AGREED:
JAMES MITCHELL & CO.

BY:  /s/ James K. Mitchell
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         James K. Mitchell

DATE:    1-29-96
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